EXHIBIT 2.6

AMENDED AND RESTATED
GUARANTEE AND ASSUMPTION AGREEMENT

THIS AMENDED AND RESTATED GUARANTEE AND ASSUMPTION AGREEMENT (the "Restated Guarantee Agreement") made as of August 14, 2006, by and among Cyber Merchants Exchange, Inc. a California corporation ("Cyber"), Info Smart International Enterprises Limited, a company incorporated under the laws of Hong Kong (“IS International”), Info Smart Technology Limited, a company incorporated under the laws of Hong Kong (“IS Technology”), and Infoscience Media Limited, a company incorporated under the laws of Hong Kong (“IS Media”).

RECITALS

WHEREAS, Cyber, KI Equity Partners II, LLC, a Delaware limited liability company (“KI Equity”), Prime Fortune Enterprises, Ltd., an international business company incorporated in the British Virgin Islands (“Prime") and the shareholders of the Prime (the “Prime Shareholders”) entered into an Exchange Agreement, dated July 7, 2006 (as the same may be amended from time to time) (the “Exchange Agreement”) which provided, upon the terms and subject to the conditions thereof, for the exchange of all of the Shares of Prime Fortune for Cyber’s shares of Series A Preferred Stock (the “Exchange”);

WHEREAS, concurrent with this Restated Guarantee Agreement, Cyber, KI Equity, Prime Fortune and Infosmart Group Limited, a company incorporated in the British Virgin Islands (the "Company"), the Prime Shareholders, and the shareholders of the Company (the “Shareholders”) are executing a First Amendment to the Exchange Agreement (the “Amendment”) that replaces the Prime Shareholders with the Company’s Shareholders as the parties exchanging shares with Cyber under the Exchange Agreement, and to reflect that that all of the obligations, representations, warranties, liabilities and responsibilities of Prime under the Exchange Agreement shall now be the obligations, representations, warranties, liabilities and responsibilities of Infosmart.

WHEREAS, this Restated Guarantee Amendment amends and restates, in its entirety, the original Guarantee and Assumption Agreement entered into by an among Cyber, the Company, IS International, IS Technology, and IS Media on July 7, 2006 to reflect the changes to the Exchange Agreement pursuant to the Amendment;

WHEREAS, IS International, IS Technology and IS Media (collectively, the “Group Members”) acknowledge that as a condition of Cyber entering into the Exchange Agreement, each of them shall be liable with the Company and each of the Shareholders with respect to each of the obligations of the Company and the Shareholders under the Exchange Agreement and the Amendment; and

WHEREAS, each of the Group Members are to receive benefits as a result of the Exchange Agreement and the Amendment.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1. Guarantee and Assumption. Each Group Member hereby agrees that they shall, from the date of this Restated Guarantee Agreement, be jointly and severally liable with the Company and its Shareholders for each and every obligation and liability of the Company and each of the Shareholders with respect to each of the obligations of the Company and the Shareholders under the Exchange Agreement and the Amendment as if they were a party to the Exchange Agreement and the Amendment. Each Group Member further agrees that Cyber shall not be obligated to take any steps whatsoever to collect from, to file any claim of any kind against, or to enforce any liability or obligation against, the Company or any Shareholder, prior to pursuing any claim, action or remedy against any Group Member under this Restated Guarantee Agreement.

2.  Default; Notice. In the event of any default or breach by the Company or any of its Shareholders under the Exchange Agreement and the Amendment, Cyber hereby agrees that it will provide any notice to each Group Member that they are required to provide to the Company or its Shareholders and that it will not take any action against each Group Member hereunder unless and until any applicable cure period under the Exchange Agreement or the Amendment has expired.

3. Acknowledgement. Each Group Member hereby acknowledge that this Restated Guarantee Agreement is a material inducement for Cyber to enter into the Exchange Agreement and the Amendment, and that Cyber would not have entered into the Exchange Agreement and the Amendment without this Restated Guarantee Agreement.

4. Miscellaneous. This Restated Guarantee Agreement, and its enforcement, shall be governed by, and construed in accordance with, the laws of the State of California (without regard for conflict rules thereof) and the United States. This Restated Guarantee Agreement may be executed in two or more counterparts, each of which will be deemed to be an original of this agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Any party to this Restated Guarantee Agreement may deliver an executed copy hereof by facsimile transmission to another party hereto and any such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Restated Guarantee Agreement. It is understood and agreed by the Parties that each represents and warrants to the other that the individual signing this Restated Guarantee Agreement on behalf of the Party is their duly authorized representative and that such individual’s signature binds the Party represented to the terms of this Restated Guarantee Agreement. The terms and provisions contained in this Restated Guarantee Agreement, the Exchange Agreement, the Amendment, together with all agreements, certificates and schedules delivered in connection therewith, constitute the entire agreement between the Parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties with respect to the subject matter hereof. No agreement or understanding varying or extending this Restated Guarantee Agreement shall be binding upon either party hereto, unless set forth in a writing which specifically refers to this Restated Guarantee Agreement, signed by duly authorized officers or represent representatives of the respective parties, and the provisions hereof not specifically amended thereby shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the day and year first set forth above.

Info Smart International Enterprises Limited

By:  /s/ Wong Hiu Ming

Wong Hiu Ming, Director

Info Smart Technology Limited

By:  /s/ Wong Hiu Ming

Wong Hiu Ming, Director

Infoscience Media Limited

By:  /s/ Wong Hiu Ming

Wong Hiu Ming, Director

Cyber Merchants Exchange, Inc.

By:  /s/ Kevin R. Keating

Kevin R. Keating, President